EXHIBIT(A)(1)

                           OFFER TO PURCHASE FOR CASH

                            ALL OUTSTANDING SHARES OF

                         DUNES HOTELS AND CASINOS, INC.

                                  COMMON STOCK
                       AT $1.00 NET PER SHARE IN CASH AND

                   SERIES B, $7.50 CUMULATIVE PREFERRED STOCK
                         AT $30.00 NET PER SHARE IN CASH

                                       BY

                         DUNES HOTELS AND CASINOS, INC.

      The Offer and Withdrawal Rights will expire at 4:00 p.m., Central Time, on December 29, 2000, unless the Offer is extended.

      A summary of the principal terms of the Offer appears on pages 3 through 5 of this Offer to Purchase. You should read this entire document carefully before deciding whether to tender your shares.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction, passed upon the fairness or merits of this transaction, or passed upon the adequacy or accuracy of the disclosure contained in this document. Any representation to the contrary is a criminal offense.

                                    IMPORTANT

      Any shareholder who would like to tender all or any portion of their shares of common stock or preferred stock of Dunes Hotels and Casinos, Inc. should either (1) complete and sign the applicable Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the applicable Letter of Transmittal, mail or deliver it (or such facsimile) and any other required documents to the Depositary, and either deliver the certificates for such common stock or preferred stock and any other required documents to the Depositary or tender such common stock or preferred stock pursuant to the procedure for book entry transfer set forth in "THE OFFER--3. Procedures for Accepting the Offer and Tendering Shares" or (2) request his or her broker, dealer, commercial bank, trust company or other nominee to effect the transaction for him or her. Shareholders having common stock or preferred stock registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact the broker, dealer, commercial bank, trust company or other nominee if they desire to tender their shares.

      A shareholder who desires to tender shares and whose certificates for common stock or preferred stock are not immediately available, or who cannot deliver the certificates for common stock or preferred stock and all other required documents to the Depositary on or prior to the expiration date, or who cannot comply with the procedure for book entry transfer on a timely basis, may tender their shares by following the procedures for guaranteed delivery set forth in "THE OFFER--3. Procedures for Accepting the Offer and Tendering Shares".

      Questions and requests for assistance may be directed to the Dunes at the address and telephone number set forth on the back cover of this Offer to
Purchase.   Additional copies of this Offer to Purchase, the Letters of
Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Dunes.



      October 31, 2000



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                                TABLE OF CONTENTS


TABLE OF CONTENTS.................................................3

SUMMARY TERM SHEET................................................4

INTRODUCTION......................................................7

SPECIAL FACTORS...................................................7
  1.  OPERATING HISTORY; PAYMENT OF DIVIDENDS AND REDEMPTION OF
      SHARES UNCERTAIN............................................7
  2.  PURPOSE AND FAIRNESS OF THE OFFER...........................7
  3.  USI LITIGATION.............................................11
  4.  INTERESTS OF CERTAIN PERSONS IN THE OFFER..................11
  5.  MATERIAL FEDERAL INCOME TAX CONSEQUENCES...................12
  6.  FINANCING OF THE OFFER.....................................14
  7.  BENEFICIAL OWNERSHIP OF THE STOCK..........................14
  8.  TRANSACTIONS AND ARRANGEMENTS CONCERNING SHARES............15
  9.  CERTAIN EFFECTS OF THE OFFER...............................15

THE OFFER........................................................16
  1.  TERMS OF THE OFFER.........................................16
  2.  ACCEPTANCE FOR PAYMENT AND PAYMENT.........................17
  3.  PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES....18
  4.  WITHDRAWAL RIGHTS..........................................20
  5.  PRICE RANGE OF THE SHARES; DIVIDENDS.......................21
  6.  POSSIBLE EFFECTS OF THE OFFER ON THE MARKET FOR THE SHARES
      AND EXCHANGE ACT REGISTRATION..............................22
  7.  CERTAIN INFORMATION CONCERNING THE DUNES...................22
  8.  CONDITIONS TO THE OFFER....................................23
  9.  LEGAL MATTERS..............................................24
  10. FEES AND EXPENSES..........................................24
  11. MISCELLANEOUS..............................................25


                           FORWARD LOOKING STATEMENTS

      Certain statements contained in, or incorporated by reference into, this Statement may be considered forward looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These forward looking statements are based largely on the expectations of the Dunes and are subject to a number of risks and uncertainties, many of which are beyond the control of the Dunes. Actual results could differ materially from these forward looking statements as a result of certain factors, including but not limited to those described in the Annual Report on Form-10-K of the Dunes for the year ended December 31, 1999, which is incorporated herein by reference.

                               SUMMARY TERM SHEET

      Dunes Hotels and Casinos, Inc. is offering to purchase all the outstanding shares of its Common Stock for $1.00 net per share, in cash, without interest and its Series B, $7.50 Cumulative Preferred Stock for $30.00 net per share, in cash, without interest. The following are some of the questions you, as a shareholder of the Dunes, may have and answers to those questions. We urge you to read carefully this Offer to Purchase because the information in this summary is not complete. Additional important information is contained in the remainder of this Offer to Purchase and the accompanying Letters of Transmittal.

WHO IS OFFERING TO BUY MY SHARES?

      The Dunes is making an offer to buy your shares of the Dunes Common Stock and Series B, $7.50 Cumulative Preferred Stock. See "THE OFFER--1. Terms of the Offer".

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

      We are offering to buy all of the outstanding shares of the Dunes common stock and preferred stock. See "THE OFFER--1. Terms of the Offer".

HOW MUCH ARE YOU OFFERING TO PAY? WHAT IS THE FORM OF PAYMENT? WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

      We are offering to pay $1.00 per share for the common stock and $30.00 per share for the preferred stock, in each case, net to you in cash, without interest. If you are the record owner of your shares and you tender your shares to us in the Offer, you will not have to pay brokerage fees or commissions. If you own your shares through a broker or other nominee, and your broker tenders your shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult with your broker or nominee to determine whether any charges will apply. See "INTRODUCTION".

IF I TENDER MY PREFERRED SHARES, WILL I BE PAID MY ACCRUED DIVIDENDS?

      No. Tendering holders of preferred stock will receive only the offer payment. See "THE OFFER--1. Terms of the Offer". There are no accrued dividends on the common stock.

WHAT IS THE MARKET VALUE OF THE SHARES?

      The common stock is traded in the over-the-counter market. See "THE OFFER--5. Price Range of the Shares; Dividends" for the bid history of the common stock. There is no established reporting or trading system for the preferred stock and we are unable to determine the trading history of the preferred stock. We believe that the trading in both the common stock and the preferred stock has been limited and sporadic. On October 16, 2000, the bid price for common stock was $0.656 per share. The only recent sales of preferred shares of which the Dunes is aware were for $20 per share. See "SPECIAL FACTORS--2. Purpose and Fairness of the Offer" and "THE OFFER--5. Price Range of the Shares; Dividends".

DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

      We will need approximately $1.3 million to purchase all the outstanding shares, excluding the shares of common stock beneficially owned by General Financial Services, Inc. and its affiliates, and to pay all the expenses of the offering. We intend to pay the purchase price and related expenses using cash and other liquid assets owned by us. See "SPECIAL FACTORS--4. Interests of Certain Persons in the Offer" and "SPECIAL FACTORS--6. Financing of the Offer".

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION WHETHER TO TENDER IN THE OFFER?

      Because tendering your shares in the Offer will end your ownership interest in the Dunes, we believe that the financial condition of the Dunes is relevant to your determination of whether the Offer Price is fair and whether you should tender in the Offer. The financial statements for the Dunes are included in the reports the Dunes has filed with the Securities and Exchange Commission. You can obtain copies of these reports in the manner described in "THE OFFER--7. Certain Information Concerning the Dunes".

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

      You may tender your shares anytime prior to the expiration of the Offer. The Offer will expire at 4:00 p.m., Central Time, on December 29, 2000, if the offering period is not extended. See "THE OFFER--3. Procedures for Accepting the Offer and Tendering Shares".

CAN THE OFFER BE EXTENDED, AND UNDER WHAT CIRCUMSTANCES?

      Yes. We have the right to extend the Offer deadline at any time by giving written notice to ChaseMellon Shareholder Services, the depositary for the Offer. See "THE OFFER--1. Terms of the Offer".

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

      If we decide to extend the offering period, we will publicly announce the extension before 4:00 p.m., Central Time, on the next business day after the previously scheduled expiration date. See "THE OFFER--1. Terms of the Offer".

WHAT WILL HAPPEN TO SHARES NOT TENDERED IN THE OFFER?

      Shares not tendered in the Offer will remain outstanding. However, the trading market for any shares not tendered may be even more limited than it currently is. See "SPECIAL FACTORS--9. Certain Effects of the Offer".

IS THE DUNES MAKING ANY RECOMMENDATION ABOUT THE OFFER?

      No. We express no opinion and remain neutral with respect to whether shareholders should tender shares in response to the Offer. Shareholders should determine whether or not to accept the Offer based upon their own assessment of current market value, liquidity needs and investment objectives. See "SPECIAL FACTORS--2. Purpose and Fairness of the Offer".

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

      We are not required to complete the Offer unless the conditions to the Offer are met. The Dunes is not required to accept any shares of common stock tendered in the Offer unless there will be less than 300 record holders of each of the common stock and the preferred stock upon completion of the Offer. Other significant conditions are the absence of any litigation, proceedings or other events that would prohibit, prevent, restrict or delay consummation of the Offer. Other important conditions to the Offer are described in "THE OFFER--8. Conditions to the Offer". Any of these conditions may be waived by the Dunes.

HOW DO I TENDER MY SHARES?

      To tender your shares, you must do one of the following:

      (1) If you are a record holder (i.e., a stock certificate has been issued to you), you must complete and sign the applicable enclosed Letter(s) of Transmittal and send it with your stock certificate to ChaseMellon Shareholder Services, or follow the procedures described in this Offer to Purchase for book-entry transfer in "THE OFFER--3. Procedures for Accepting the Offer and Tendering Shares". These materials must reach ChaseMellon Shareholder Services before the Offer expires. Detailed instructions are contained in the
           Letters  of  Transmittal   and  in  "THE  OFFER--3.   Procedures  for
           Accepting the Offer and Tendering Shares".

      (2) If you are a record holder, but your stock certificate is not available, or you cannot deliver it to ChaseMellon Shareholder Services before the Offer expires, you may be able to tender your shares

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           using the enclosed Notice of Guaranteed Delivery.  Please  call
           ChaseMellon Shareholder Services at 1-800-526-0801 for assistance.

      (3) If you hold your shares through a broker, bank or other nominee, you should contact your nominee and instruct them to tender your shares.

      See "THE  OFFER--3.  Procedures for Accepting the Offer and Tendering
      Shares".

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

      You can withdraw previously tendered shares until 4:00 p.m., Central Time, December 29, 2000, unless the Offer is extended. If the Offer is extended, you may withdraw previously tendered shares until the end of the extension period. See "THE OFFER--4. Withdrawal Rights".

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

      You can withdraw previously tendered shares by instructing ChaseMellon Shareholder Services. If you tendered your shares by giving instructions to a broker or bank, you must instruct the broker or bank to arrange for a withdrawal of your shares. See "THE OFFER--4. Withdrawal Rights".

TO WHOM CAN I TALK IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

      You can call Thomas Steele, General Counsel for the Dunes, at (316) 636-1070, extension 28.

                                  INTRODUCTION

      Dunes Hotels and Casinos, Inc., a New York corporation (the "Dunes"), hereby offers to purchase all outstanding shares of its Common Stock, $0.50 par value (the "Common Stock"), at a purchase price of $1.00 per share of Common Stock, net to the selling shareholder in cash, without interest thereon (the "Common Stock Offer Price") and its Series B, $7.50 Cumulative Preferred Stock, $0.50 par value (the "Preferred Stock"), at a purchase price of $30.00 per share of Preferred Stock, net to the selling shareholder in cash, without interest thereon (the "Preferred Stock Offer Price"), on the terms and subject to the conditions set forth in this Offer to Purchase and in the applicable Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer"). As used in this Offer to Purchase, the term "Common Share" means a share of the Dunes Common Stock, the term "Preferred Share" means a share of the Dunes Preferred Stock and the term "Share" means a share of either the Common Stock or the Preferred Stock, as applicable.

      If you are the record owner of your Shares and you tender your Shares to us in the Offer, you will not have to pay brokerage fees or commissions. If you own your Shares through a broker or other nominee, and your broker tenders your Shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult with your broker or nominee to determine whether any charges will apply. Except as described in Instruction 6 of the Letters of Transmittal, you will not be required to pay stock transfer taxes on the purchase of Shares in the Offer. However, if you do not complete and sign the Substitute Form W-9 that is included in the Letters of Transmittal, you may be subject to a required backup federal income tax withholding of 31% of the gross proceeds payable to you. See "THE OFFER--3. Procedures for Accepting the Offer and Tendering Shares". The Dunes will pay all charges and expenses of ChaseMellon Shareholder Services as depositary (the "Depositary") incurred in connection with the Offer. See "THE OFFER--3. Procedures for Accepting the Offer and Tendering Shares".

      The Offer will expire at 4:00 p.m., Central Time, on December 29, 2000, unless we extend it.

      This Offer to Purchase and the applicable Letter of Transmittal contain important information which you should read carefully before you make any decision with respect to the Offer.

                                 SPECIAL FACTORS

1.    OPERATING  HISTORY;   PAYMENT  OF  DIVIDENDS  AND  REDEMPTION  OF  SHARES
      UNCERTAIN

      The Dunes has experienced significant losses in recent years and, as of June 30, 2000, had an accumulated deficit of approximately $20.5 million. In addition, the Dunes has not paid dividends on the Common Shares since the second quarter of 1979 and on the Preferred Shares since the first quarter of 1982. The Dunes is in arrears on such Preferred Share dividends in the amount of approximately $1,370,832 ($143.00 per Preferred Share) as of September 30, 2000. Accordingly, there can be no assurance that the Dunes will achieve profitability at a level sufficient to assure payment of the accrued dividends on, or redemption of, the Preferred Shares that remain outstanding following the Offer or to pay dividends on the Commons Shares that remain outstanding. In addition, there are no restrictions on the ability of the Dunes or its subsidiaries to incur indebtedness. Any indebtedness incurred by the Dunes would be senior to the Shares. The existence of current or future indebtedness of the Dunes or its subsidiaries may make payment of dividends on, or redemption of, the Shares less probable. The Dunes has no present intention to pay dividends on the Shares in the near future.

2.    PURPOSE AND FAIRNESS OF THE OFFER

      On April 14, 2000, the Dunes held its first annual meeting of shareholders in more than 15 years. At the meeting, General Financial Services, Inc., which recently acquired beneficial ownership of approximately 76.2% of the Common Shares, elected a new Board of Directors. After reviewing the financial condition and operations of the Dunes, the new Board of Directors decided on September 13, 2000 to make the Offer for the following reasons:


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Common Shares

o The Dunes incurs significant costs in being a public company. The Dunes estimates that it incurs approximately $200,000 annually in connection with (1) preparing and filing with the SEC periodic reports under the Securities Exchange Act of 1934, (2) preparing, filing with the SEC and mailing to shareholders a proxy statement in connection with the annual shareholders meeting, (3) the annual audit of the Dunes' financial statements, (4) directors' fees and expenses and (5) directors and officers liability insurance, all of which expenses could be eliminated if the Dunes were no longer subject to the reporting requirements of the Securities Exchange Act of 1934. The Dunes will be able to terminate its registration under the Securities Exchange Act of 1934 if the number of holders of record for each of the Common Shares and the Preferred Shares after the Offer is completed is less than 300. It is a condition to the Offer for the Common Shares that the number of holders of record for each of the Common Shares and Preferred Shares will be reduced to less than 300 as a result of the Offer.

o The trading market for the Common Shares is extremely limited. During the last five years, excluding the Common Shares acquired by GFS Acquisition Company during the period from May 1999 through June 2000, the average quarterly trading volume has typically been below 200,000 Common Shares. As a result, the holders of the Common Shares do not have what is considered one of the main advantages of owning shares in a public company--a liquid market for their shares.

o The Board of Directors also believes that the recent bid prices for a Common Share are below fair value. The Board of Directors believes that the low stock price is due to the Dunes' poor recent operating results (see "SPECIAL FACTORS--Operating History; Payment of Dividends and Redemption of Shares Uncertain") and the lack of potential buyers for the Common Shares. The Board of Directors believes that the holders of the Common Shares may be interested in selling their Common Shares at a fair price, but are unable to do so because of the lack of an active public market for the Common Shares.

o In determining the Offer Price for the Common Shares, the Board of Directors considered the following factors:

      o the net book value of a Common Share as of June 30, 2000, after deducting all amounts owed to the holders of the Preferred Shares ($1.19);

      o the net book value of a Common Share as of June 30, 2000, assuming that the Offer for the Preferred Shares had closed on June 30, 2000 and all the holders of the Preferred Shares had tendered their shares to the Dunes for $30.00 per share as of that date ($1.64);

      o the bid prices for the first two quarters of 2000 ranged from $0.59 to $1.31;

      o the most recently reported sale prices of the Common Shares prior to the Board of Directors meeting on September 13, 2000 ($0.6875); and

      o the weighted average purchase price for the 883,922 Common Shares acquired by GFS Acquisition Company in the over-the-counter market between May 1999 and June 2000 ($0.87) and the highest price per Common Share paid by GFS Acquisition Company during such period ($1.16).

      The Board of Directors did not separately consider the liquidation value of the Common Stock because the Board of Directors believes that the June 30, 2000 book value per Common Share approximates the liquidation value for a Common Share, since most of the assets of the Dunes have been written down to fair value. Due to the recent operating history of the Dunes and the lack of any "goodwill" associated with the Dunes' businesses, the Board of Directors believes that the "going concern value" of the Dunes would be approximately the same as its net book value.

o The Board of Directors considered the potential affect of two contingent obligations of the Dunes: the costs of completing the environmental clean-up of the Sam Hamburg Farm, and the potential additional franchise taxes that may be owed to the State of California.

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


      o Since the new Board of Directors was elected in April 2000, it has been reviewing the adequacy of the reserve related to the possible contamination of 40 acres at Sam Hamburg Farm of approximately 5,000 cubic yards of soil. Based on preliminary information recently received from the Dunes' chemical and toxic clean-up consultant, the Board of Directors believes that the current reserve of $170,000 for the on-site remediation of the problem is probably too low. The previous estimates received from the chemical and toxic clean-up consultant ranged from $500,000 to 6,500,000. The Board has directed the officers of the Dunes to order a more detailed assessment from the consultant.

      o As previously reported, the California Franchise Tax Board ("FTB") is examining the Dunes' 1995 tax return. The FTB is questioning the Dunes' reporting of approximately $7,700,000 of income as being exempt from the 9.3% California tax. On September 13, 2000, the FTB requested, and the Dunes granted, a six month extension of the period in which the FTB could make an assessment related to the 1995 tax return. The Dunes disagrees with the FTB and plans to oppose any assessment of additional taxes or interest and, therefore, has not made any provision for additional taxes or interest. However, if the FTB were successful on all of the issues that it has raised, the Dunes would be liable for approximately
             $1 million in taxes and interest.

      See Note 11 to the Consolidated Financial Statements of the Dunes contained in its Form 10-KSB/A for 1999 filed with the SEC on April 4, 2000 for more information related to these two contingencies. Based on the information available at this time, the Board of Directors is not able to accurately assess the amount that would ultimately be required to remediate the environmental problems at the Sam Hamburg Farm, or that may be owed to the State of California as additional franchise taxes. Each $500,000 of additional liability related to the these matters would decrease the net book value of a Common Share by $0.10.

o The lack of an active trading market for the Common Shares and the uncertainty related to the cost of cleaning up the environmental problems at the Sam Hamburg Farm make it difficult to determine a fair value for the Common Shares. The Board of Directors believes that reasonable persons could select a range of valuations for the Common Shares. The Dunes has not retained and does not intend to retain any unaffiliated representative to act solely on behalf of the unaffiliated shareholders for purposes of negotiating the terms of the Offer for the Common Shares and/or preparing a report concerning the fairness of the Offer for the Common Shares. The Dunes has not received any report, opinion or appraisal from an outside party that is materially related to the Offer for the Common Shares. The Board of Directors elected not to retain an unaffiliated representative or to obtain a report, opinion or appraisal, because the Board of Directors determined that the cost of retaining a representative or of obtaining a report, opinion or appraisal would not be justified given the company's current financial condition and the relatively small dollar value of the transaction.

o The Board of Directors has decided to set the Common Stock Offer Price at $1.00 per Common Share, which was an approximate 54% premium over the most recently reported bid price for the Common Shares. The Board of Directors also noted that although the Offer Price was 16% below current net book value, depending on the results of the environmental assessment and the FTB review of the 1995 tax return, the Offer Price could be equal to or above the net book value adjusted for the costs of environmental clean-up and additional taxes and interest. As such, the Offer may give holders of Common Shares who are considering the sale of all or some of their Common Shares the opportunity to sell their Common Shares for a higher price than may have been available on the open market immediately prior to the announcement of the Offer and without the usual transaction costs associated with market sales. No commissions are payable to the Depositary by shareholders who tender their Common Shares in the Offer. There may be adverse consequences to the shareholders of Preferred Shares who do not tender them in the Offer. See "--8. Certain Effects of the Offer".

o Due to the uncertainty about the number of Preferred Shares that will be tendered in the Offer, the Board of Directors determined that it was in the best interest of the Dunes to set the Offer Price for the Common Shares based on recently reported bid prices and the current book value rather than a pro forma book value based on an assumption that a certain percentage of the Preferred Shares would be tendered in the Offer. If a significant percentage of the Preferred Shares are tendered in the Offer, the book value of a Common Share after the Offer would be higher than the current book value.

o The Offer for the Common Shares has been unanimously approved by the Dunes' Board of Directors. Although the Board of Directors believes that the Common Stock Offer Price is a fair price for the Common Shares, the

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

      Dunes is not making a recommendation as to whether holders should tender their Common Shares. Holders of Common Shares should determine whether to accept the Offer based upon their own assessment of current market value of the Common Shares, the rate of acceptance of the Offer for the Preferred Shares, liquidity needs and investment objectives.

Preferred Shares

o The trading market for the Preferred Shares is extremely limited. The Board of Directors has not been able to find any reported trades in the over-the-counter market for the Preferred Shares. The Board of Directors believes that USI Corp. acquired approximately 31% of the Preferred Shares at a price of $20 per share in a tender offer that USI Corp. conducted from August 1999 through April 2000. See "--3. USI Litigation". In addition, the Board of Directors is aware that General Financial Services also acquired 120 Preferred Shares at a price of $20 per Preferred Share in August 1999. The Board of Directors is not aware of any other recent sale prices for the Preferred Shares. The Board of Directors believes that holders of the Preferred Shares may be interested in selling their Preferred Shares, but are unable to do so because of the lack of a public market for the Preferred Shares.

o The Board of Directors considered the fact that the Preferred Shares have a liquidation preference of $125.00 per Preferred Share and that they have accrued dividends of approximately $143.00 per Preferred Share. The Board of Directors also considered the fact that the Dunes is currently not insolvent and that if the corporation were liquidated today, the holders of the Preferred Shares would receive approximately $268.00 per Preferred Share. However, the Board of Directors does not intend to liquidate the corporation, or pay dividends on the Preferred Shares, in the foreseeable future. Instead, the corporation intends to reinvest any excess cash in developing the corporation's business. As a result, the Board of Directors believes that the fair market value of the Preferred Shares is less than the current redemption value because it is unlikely that the shareholders will be paid this amount in the foreseeable future.

o The lack of a trading market for the Preferred Shares makes it difficult to determine a fair value for the Preferred Shares. The Board of Directors believes that reasonable persons could select a range of valuations for the Preferred Shares. The Dunes has not retained and does not intend to retain any unaffiliated representative to act solely on behalf of the unaffiliated holders of Preferred Shares for purposes of negotiating the terms of the Offer for the Preferred Shares and/or preparing a report concerning the fairness of the Offer for the Preferred Shares. The Dunes has not received any report, opinion or appraisal from an outside party that is materially related to the Offer for the Preferred Shares. The Board of Directors elected not to retain an unaffiliated representative or to obtain a report, opinion or appraisal, because the Board of Directors determined that the cost of retaining a representative or of obtaining a report, opinion or appraisal would not be justified given the company's current financial condition and the relatively small dollar value of the transaction.

o     The Board of Directors has decided to set the Preferred Stock Offer
      Price at $30.00 per Preferred Share, which is a 50% premium over the $20 per Preferred Share at which approximately 31% of the Preferred Shares were recently sold. See "--3. USI Litigation". As such, the Offer may give shareholders who are considering the sale of all or some of their Preferred Shares the opportunity to sell their Preferred Shares for a higher price than may have been available on the open market immediately prior to the announcement of the Offer and without the usual transaction costs associated with market sales. No commissions are payable to the Depositary by shareholders who tender their Preferred Shares in the Offer. There may be adverse consequences to the shareholders of Preferred Shares who do not tender them in the Offer. See "--8. Certain Effects of the Offer".

o The Offer for the Preferred Shares has been unanimously approved by the Dunes' Board of Directors. Although the Board of Directors believes that the Preferred Stock Offer Price is a fair price for the Preferred Shares, the Dunes is not making a recommendation whether holders should tender their Preferred Shares. Shareholders should determine as to whether to accept the Offer based upon their own assessment of current market value, liquidity needs and investment objectives.

o The Board of Directors also considered the fact that the Offer for the Preferred Shares would be an opportunity to eliminate or reduce the obligations evidenced by the Preferred Shares. In the absence of making the Offer, the Preferred Shares will continue to accrue dividends at the rate of $7.50 per Preferred Share per year. All of the Preferred Shares purchased by the Dunes upon the consummation of the Offer will be cancelled by the Dunes.

o Finally, as discussed above, in the event that after the Offering there are less than 300 holders of record of each of the Common Shares and Preferred Shares, the Dunes will be able to avoid the significant costs associated with being a public company.

3.    USI LITIGATION

      J.B.A. Investments, Inc., General Financial Services, Inc. and GFS Acquisition Company, Inc. (a wholly-owned subsidiary of General Financial Services) filed an action against USI Corp., Barney Kreutzer and Thomas Honton (collectively the "USI Group") in the U.S. District Court for the District of Kansas alleging, among other things, violations of the Williams Act, ss.ss.13(d), 14(d) and 14(e) of the Securities Exchange Act of 1934, 15
U.S.C.  78a  et  seq.   ("Williams   Act").  The  case  is  captioned  J.B.A.
Investments,  Inc.,  et al. v. USI Corp.,  et al.,  Case No. 00127 WEB (D. Kan.
2000). The plaintiffs allege that the USI Group conducted a tender offer for the Preferred Shares from approximately August 1999 through April 2000 in violation of the Williams Act. The plaintiffs believe that the USI Group was able to purchase approximately 3,000 Preferred Shares at a price of $20 per Preferred Share. The plaintiffs further allege that the USI Group failed to file any of the necessary reports required under the Williams Act, failed to make material disclosures to the former Series B Preferred shareholders and engaged in fraudulent practices in conjunction with the alleged tender offer. The plaintiffs seek a preliminary and permanent injunction prohibiting the USI Group from completing the tender offer, recision of the Preferred Shares purchased by the USI Group and damages.

      The USI Group and the plaintiffs have consented to an order halting any further purchases of the Preferred Shares by the USI Group, allowing the Dunes to instruct its transfer agent to stop the transfer of such Preferred Shares to USI Group and precluding the USI Group from transferring or otherwise disposing of the acquired Preferred Shares.

      The USI Group has filed a motion to dismiss the plaintiffs' action. The plaintiffs have responded and the matter is under advisement by the court. On August 3, 2000, the court entered an agreed order joining the Dunes as a third party plaintiff in the action.

      While management believes in the merits of the action against the USI Group, there can be no assurance as to the outcome of the action and ultimate ownership of the contested Preferred Shares. Due to the pending litigation and the existing stop transfer order, management of the Dunes believes it is unlikely that any of the Preferred Shares owned by the USI Group will be tendered in the Offer.

4.    INTERESTS OF CERTAIN PERSONS IN THE OFFER

      Steve Miller, the president and a director of the Dunes, owns all of the outstanding stock of General Financial Services, Inc. General Financial Services directly owns 120 Preferred Shares and beneficially owns 3,883,922 Common Shares (of which 833,922 are directly owned by GFS Acquisition Company, Inc., a wholly owned subsidiary of General Financial Services). Mr. Miller has informed the Dunes that General Financial Services intends to tender the Preferred Shares that it owns in the Offer, because General Financial Services believes the price to be fair. Mr. Miller has also informed the Dunes that neither General Financial Services nor GFS Acquisition Company intend to tender the Common Shares that they own, because they intend to continue to maintain their position as majority shareholder of the Dunes.

      The address for Mr. Miller, General Financial Services and GFS Acquisition Company is 8441 E. 32nd Street N., Suite 200, Wichita, Kansas 67226.

      To the extent that holders of Preferred Shares accept the Offer, Mr. Miller will indirectly benefit from the reduction of the Dunes' obligations to the holders of the Preferred Shares as a result of his indirect beneficial ownership of Common Shares. To the extent that holders of Common Shares accept the Offer, Mr. Miller's beneficial ownership percentage in the Dunes will increase proportionately.

      Mr. Peaden owns 3,100 Common Shares. Mr. Peaden has informed the Dunes that he does not intend to tender his Common Shares in the Offer because of his continuing, long-term commitment to the Dunes as a director and officer. None of the other directors or executive officers of the Dunes own any equity securities of the Dunes.

5.    MATERIAL FEDERAL INCOME TAX CONSEQUENCES

      This summary of federal income tax consequences is not intended to be a complete discussion of all possible federal income tax consequences that you may have by selling your Shares in the Offer to Purchase. It is not intended as a substitute for careful tax planning. The applicability of federal income tax laws to shareholders owning Common Stock or Preferred Stock will vary from one shareholder to another, depending upon each shareholder's tax situation. Accordingly, you are advised to consult with your own attorneys, accountants and other tax advisors as to the effect on your own tax situation of selling your Shares.

      The following discussion of the federal income tax consequences does not purport to discuss all aspects of federal, state and local tax laws which may affect you. Instead, it focuses on the federal income tax consequences of a typical shareholder. This discussion of federal income tax consequences is based upon the Internal Revenue Code of 1986, as amended (the "Code"), and upon regulations, revenue rulings, court decisions and administrative authorities governing the Code, as of the date of this Offer to Purchase, and related documents and factual representations made by the Dunes. Many of the provisions of the Code which are discussed in this summary were added or amended by one or more of the tax acts passed by Congress from 1987 to the present, including 1999 legislation. Legislation proposed in 2000, but not signed into law or enacted, is not considered in this discussion. In many instances, the Internal Revenue Service ("IRS") has not issued regulations or rulings setting forth its interpretation of provisions discussed in this summary, or the courts have not yet ruled on relevant issues. Where neither the IRS nor the courts have provided any guidance as to their position on an issue, this summary contains an interpretation of legal counsel to the Dunes, Morrison & Hecker L.L.P. ("Counsel"), of such provisions, which merely represents Counsel's judgment and is not binding upon the IRS or the courts. The following discussion is subject to both the accuracy of facts and assumptions, and the continued applicability of such legislative, administrative and judicial authorities, all of which authorities are subject to change, possibly retroactively. Subsequent changes in such authorities may cause the tax consequences to vary substantially from the consequences described below, and any such change could be retroactively applied in a manner that could adversely affect the tax consequences to you of disposing of your Shares.

      Furthermore,   in  an  effort to provide  guidance to  taxpayers  as
expeditiously as possible, the IRS in many cases adopts its proposed regulations in temporary form or issues announcements or notices of its position. Temporary regulations, announcements and notices may differ significantly from, or be contrary to, the interpretation ultimately adopted by the IRS or the courts. Where the IRS has not released any guidance as to its position, the interpretations in this Offer to Purchase may be based almost entirely upon Counsel's interpretation of the Code provisions. There can be no assurance that Counsel's interpretation will prove to be correct in light of future IRS or judicial decisions. You are urged, therefore, to seek independent advice in evaluating the merits of this discussion, and specifically, evaluating those provisions of the Code which may have a material affect on your disposition of Shares.

      The discussion below is directed primarily to an individual shareholder who owns Common Stock or Preferred Stock in the Dunes and who is a United States person (as determined for federal income tax purposes). Except as specifically noted, the discussion does not address all of the federal income tax consequences that may be relevant to you in light of your particular circumstances. In particular, if you are a partnership, corporation, trust or estate, or if you are subject to special rules, such as certain financial institutions, tax exempt entities, foreign corporations, non-resident alien individuals, regulated investment companies, insurance companies, dealers in securities or traders in securities who elect to mark-to-market, or if you own Common Stock or Preferred Stock of the Dunes as part of a "straddle," "synthetic security," "hedge," "conversion transaction" or other integrated investment, then you should seek independent advice in evaluating the merits of this discussion and, specifically, in evaluating the provisions of the Code which may have a material effect upon your decision to dispose of Common Stock or Preferred Stock in the Dunes. Furthermore, the discussion deals only with Common Stock or Preferred Stock of the Dunes held as "capital assets" within the meaning of Section 1221 of the Code.

Sale or Exchange Treatment for Shareholders
-------------------------------------------

      Assuming that the Dunes purchases all of the outstanding Shares that you own in the Dunes so that your interest in the Dunes is completely terminated, then you will, upon the sale of the Shares, recognize a gain or loss for federal income tax purposes in an amount equal to the difference between the amount realized and your adjusted tax basis in the Shares so purchased. Such gain or loss will be long-term capital gain or loss if the Shares were held for more than one year. You are required to hold your Shares for more than one year in order for the investment to qualify as a long-term capital gain which is subject to an effective maximum federal income tax rate of 20%. If you sell your Shares after December 31, 2000 after having held them more than five years, you may qualify for a lower maximum federal income tax rate on the long-term capital gain. If you sell your Shares at a profit within 12 months of purchasing them, any gain would be taxed at ordinary income tax rates. Any loss upon the sale of your Shares will generally be a capital loss. Net capital losses may offset no more than $3,000 of ordinary income in the case of individuals and may only offset capital gain in the case of a corporation. If you are an individual, unused portions of such capital loss can be carried over to be used in later tax years until such net capital loss is exhausted. If you are a corporation, an unused capital loss may be carried back three years from the loss year and carried forward five years from the loss year to offset capital gains.

      If you elect to tender only a portion of your Shares in the Dunes, then you cannot qualify for a sale or exchange treatment upon the Dunes' purchase of your tendered Shares because your interest in the Dunes would not be completely terminated. However, there are two other provisions of the Code which may permit you to utilize sale or exchange treatment. The first provision, Code ss. 302(b)(2), would permit a purchase of your Shares to qualify as a sale or exchange provided that a three-part mechanical test is met immediately after the purchase: (1) you own less than 50% of the total combined voting power of all classes of stock immediately after the purchase; (2) your percentage interest of voting stock in the Dunes after the purchase is less than 80% of your percentage interest of voting stock immediately before the purchase; and (3) if your Preferred Stock is purchased, your ownership of Common Stock (whether voting or non-voting) after and before the purchase also meets the 80% test described above.

      Even if you do not qualify under the three-part test outlined above, a third provision, Code ss. 302(b)(1), allows sale or exchange treatment for a purchase of your Shares by the Dunes if the purchase is "not essentially equivalent to a dividend." In order to be "not essentially equivalent to a dividend," the purchase must result in a meaningful reduction of your proportionate interest in the Dunes, taking into consideration shares attributed to you under the constructive ownership rules discussed below. This is a vague standard which makes the determination depend upon facts and circumstances in each individual situation and does not easily lend itself to clear guidelines. There are some cases that have been decided by courts in which it was determined that a purchase of stock by a company resulted in a stockholder having an ownership interest in the company meaningfully reduced, depending upon the ownership of the remaining stock in the company that existed after the purchase and other factors. If you do not qualify for sale or exchange treatment under the first two tests outlined above, you should review your situation with a tax advisor to determine whether or not you could contend that a purchase of your Shares by the Dunes is "not essentially equivalent to a dividend."

Attribution to You of Shares Owned by Others
--------------------------------------------

      For purposes of all three of the tests for determining whether a sale or exchange of your Shares has occurred, the Code requires you to be treated as owning Shares in the Dunes that are owned by persons or entities that are related to you. Shares that are attributed to you, because family members related to you own such Shares, can be waived in determining whether your interest in the Dunes has completely terminated, if certain steps are carried out, one of which is filing an agreement with the Department of the Treasury to notify them if you acquire an interest in the Dunes within a ten-year period after the purchase occurs. Again, you should review these provisions carefully with a tax advisor before determining whether or not a sale or exchange of your Shares has occurred.

      If you do not qualify for treatment as a sale or exchange, you will be treated as having received a distribution of property from the Dunes at the time that your Shares are purchased. The tax impact upon you of such a distribution would depend upon the outcome of a three-part test set out in Code ss. 301(c). First, such a distribution would be treated as a dividend to you to the extent that the Dunes has either earnings and profits accumulated from prior operations or earnings and profits of the tax year in which the distribution occurs. Since the Dunes had an accumulated deficit of approximately $20 million as of June 30, 2000 and a net loss of approximately $690,000 for the first six months of 2000, it is unlikely that the purchase price for the Shares would be treated as a dividend.

Under the second part of the three-part test set out in Code ss. 301(c), the distribution would be applied against and reduce the adjusted basis that you have in the Shares being purchased. Finally, if the distribution exceeds the adjusted basis that you have in the Shares being purchased, the third part of the test set out in Code ss. 301(c) would permit you to recognize a capital gain for federal income tax purposes which would be a long-term capital gain if the Shares were held for more than one year.

The Dunes may be Required to Withhold Taxes from Payments Otherwise Made to
------------------------------------- ------------------- --------- -------
You
---

      Under Code ss. 3406, the Dunes may be required to withhold 31% of the distributions (known as "backup withholding") that would otherwise be made to you. Only in certain circumstances is the Dunes required to engage in backup withholding. These rules apply to shareholders who fail to furnish information to the Dunes or if the Dunes receives a notice that you have failed to include interest or dividend payments on returns that were to have been filed with the IRS. Any tax that is withheld can be claimed as a credit on your federal income tax return. You should consult with your own tax advisor as to the impact of the backup withholding rules upon your situation. These rules may apply whether the payments are treated as capital gain transactions to you or as dividend distributions to you under the discussion immediately above.

Conclusion Regarding Tax Treatment of the Dunes and Shareholders
----------------------------------------------------------------

      This summary of the federal income tax consequences set forth above is not intended to be a complete summary of the tax consequences to you of the Offer to Purchase. It is not intended as a substitute for careful tax planning. The applicability of the tax laws to shareholders will vary from one shareholder to another, depending upon your tax situation. Accordingly, you are advised to consult with one of your own attorneys, accountants and other personal tax advisors as to the effect on your tax situation of the proposed purchase of your Shares.

      You should also be aware that the purchase of the Shares that you own in the Dunes will likely have income tax consequences to you under state income tax laws, depending upon the laws of the state in which you reside. You should consult your tax advisor about the income tax impact upon you of any state income taxation of the purchased Shares, if you reside in a state which imposes a state income tax.

      The federal income tax discussion set forth above is included for general information only. You are urged to consult your tax advisor with respect to the specific tax consequences to you of the Offer, including federal, state, local and foreign tax consequences.

6.    FINANCING OF THE OFFER

      The total amount of funds required by the Dunes to purchase all the outstanding Shares, other than those owned by General Financial Services, Inc. and its affiliates, is expected to be approximately $1.3 million. The Dunes will provide the funds needed from cash, cash equivalents and other marketable securities and investments currently held by the Dunes.

7.    BENEFICIAL OWNERSHIP OF THE STOCK

      The following table sets forth certain information regarding beneficial ownership of the Shares as of September 27, 2000 by (a) each shareholder who is known by the Dunes to beneficially own, directly or indirectly, more than 5% of either the Preferred Shares or the Common Shares, (b) each executive officer of the Dunes, (c) each director of the Dunes and (d) all directors and executive officers of the Dunes as a group.

  Name and Address        Common         Common      Preferred      Preferred
  of Beneficial Owner  Share Amount  Share Percent  Share Amount  Share Percent
                           (1)            (2)           (1)            (3)

--------------------------------------------------------------------------------

USI Corp.(4)                33             *           2,399         24.96%
1040 Lawrence Court
Wichita, Kansas 67206

Empire & Co.                 -             -           1,973         20.53%
c/o Transpacific Corp
Box 328 A Exchange Pl Station
Jersey City, N.J. 07303

Steve K. Miller(5)       3,883,922       76.2%          120            *

Cary Peaden                  3,100         *             -             -

James Herfurth               -             -             -             -

James Steckart               -             -             -             -

Paul Viets                   -             -             -             -

Directors and officers   3,887,022       76.3%          120            *
as a group (five persons)(5)
----------------------
*Represents beneficial ownership of less than 1%

(1) Except as otherwise noted, and subject to community property laws where applicable, each of the shareholders named in the table has sole voting and investment power with respect to all Common Shares shown as beneficially owned by the shareholder.
(2) Applicable percentages are based on 5,094,340 Common Shares outstanding as of September 27, 2000.
(3) Applicable percentages are based on 9,610 Preferred Shares outstanding as of September 27, 2000.
(4) Indicates record ownership. USI has informed the Dunes that they have beneficial ownership of over 3,000 Preferred Shares.
(5) Includes 883,922 Common Shares that are owned by GFS Acquisition Company, Inc. and 3,000,000 Common Shares and 120 Preferred Shares that are beneficially owned by General Financial Services, Inc. GFS Acquisition Company is a wholly-owned subsidiary of General Financial Services and as a result, General Financial Services may be deemed to beneficially own the Common Shares that are owned by GFS Acquisition Company. Mr. Miller is the President, sole director and sole shareholder of General Financial Services and as a result may be deemed to beneficially own the Common Shares and Preferred Shares that are beneficially owned by General Financial Services, including the Common Shares owned by GFS Acquisition Company.

8.    TRANSACTIONS AND ARRANGEMENTS CONCERNING SHARES

      To the Dunes' knowledge, no transactions in the Shares have been effected during the past 60 days by the Dunes or its executive officers, directors, affiliates or subsidiaries, or by executive officers, directors or affiliates of its subsidiaries.

9.    CERTAIN EFFECTS OF THE OFFER

      Reduced liquidity of the shares. Trading in the Shares has been very limited. See "--2. Purpose and Fairness of the Offer". There can be no assurance that any trading market will exist for the Shares following consummation of the Offer. Any Shares acquired by the Dunes in the Offer will be cancelled. The extent of the public market for the Shares following a consummation of the Offer will depend on the number of holders that remain at such time, the interest in maintaining a market in the Shares on the part of securities firms and other factors. An issue of security with a smaller float may trade at lower prices than would a comparable issue of securities with a greater float. Accordingly, the market price for Shares that are not tendered in the Offer may be adversely affected to the extent that the amount of Shares purchased pursuant to the Offer reduces the float. The reduced float also may have the effect of causing the trading prices of the Shares that are not tendered or purchased to be more volatile.

      Exchange Act Registration. The Common Shares and the Preferred Shares are each currently registered under the Exchange Act. Registration of the Common Shares or the Preferred Shares under the Exchange Act may be terminated upon application of the Dunes to the SEC if the respective class of Shares is no longer held by 300 or more holders of record. In the event that there are fewer than 300 shareholders of record after the Offer, the Dunes will terminate the registration of the respective class of Shares under the Exchange Act. The Dunes is not required to accept any Common Shares tendered in the Offer, unless both the Common Shares and the Preferred Shares will be held of record by less than 300 holders of record upon completion of the Offer. However, so long as either of the Dunes' Common Shares or the Preferred Shares remains registered under the Exchange Act, termination of registration of the other class of Shares under the Exchange Act would not substantially reduce the information required to be furnished by the Dunes to the SEC or that is available to shareholders. If the Exchange Act registration for both the Common Shares and the Preferred Shares is terminated as a result of the Offer, the amount of information publicly available to the remaining shareholders of the Dunes would be significantly reduced, which could adversely affect the trading market and market value for the remaining Shares.

      Certain Bankruptcy Considerations. Any payments made to shareholders in consideration for their Shares also may be subject to challenge as a preference if such payments: (a) are made within 90 days of a bankruptcy filing by the Dunes (or within one year in the case of shareholders who are determined to be insiders of the Dunes); (b) are made when the Dunes is insolvent; and (c) permit the shareholders to receive more than they otherwise might receive in a liquidation under applicable bankruptcy laws. If such payments were deemed to be a preference, the full amount of such payments could be recovered by the Dunes as a debtor in possession or by the Dunes' trustee in bankruptcy, and the shareholder would be entitled to assert claims in respect of the Shares against the Dunes in its reorganization or bankruptcy case. The Dunes does not believe that it is currently insolvent, will be insolvent after giving effect to the Offer or will be insolvent within one year, although for purposes of the preference laws described above, the Dunes would be presumed insolvent for the 90 days preceding a bankruptcy or reorganization case.

                                    THE OFFER

1.    TERMS OF THE OFFER

      Upon the terms and subject to the conditions of the Offer, the Dunes will purchase all Common Shares at a purchase price of $1.00 net per share, in cash, without interest, and all Preferred Shares at a purchase price of $30.00 net per share, in cash, without interest, that are validly tendered and not withdrawn prior to the expiration of the Offer. Holders of Preferred Shares will not receive any accrued dividends on their Preferred Shares. There are no accrued dividends on the Common Shares. If at the Expiration Date, all of the Shares have not been tendered, the Dunes may extend the Expiration Date for an additional period or periods of time by making public announcement and giving oral or written notice of the extension to the Depositary. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to your right to withdraw the Shares. See "THE OFFER--4. Withdrawal Rights".

      Subject to the applicable regulations of the SEC, the Dunes also reserves the right, in its sole discretion, at any time or from time to time, to: (a) terminate the Offer (whether or not any Shares have previously been purchased) if any condition referred to in "THE OFFER--8. Conditions to the Offer" has not been satisfied or upon the occurrence of any event specified in "THE OFFER--8. Conditions to the Offer"; and (b) waive any condition or otherwise amend the Offer in any respect, in each case, by giving oral or written notice of the termination, waiver or amendment to the Depositary and, other than in the case of any waiver, by making a public announcement thereof. The Dunes acknowledges
(a) that Rule 14e-l(c) under the Securities Act requires it to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer and (b) that the Dunes may not delay purchase of, or payment for, any Shares upon the occurrence of any event specified in "THE OFFER--8. Conditions to the Offer" without extending the period of time during which the Offer is open.

      The rights the Dunes reserves in the preceding paragraph are in addition to its rights described in "THE OFFER--8. Conditions to the Offer". Any extension, termination or amendment of the Offer will be followed as promptly as practicable by a public announcement. An announcement in the case of an extension will be made no later than 4:00 p.m., Central Time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which we may choose to make any public announcement, subject to applicable law (including Rules 13e-4(e), 14d-4(d) and 14d-6(c) under the Exchange Act, which require that material changes be promptly disseminated to holders of Shares), the Dunes will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service.

      If the Dunes makes a material change in the terms of the Offer, or if the Dunes waives a material condition to the Offer, the Dunes will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 13e-3(e), 13e-4(e), 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which a tender offer must remain open following material changes in the terms of the offer, other than a change in price or a change in percentage of securities sought, depends upon the facts and circumstances, including the materiality of the changes. In the SEC's view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to shareholders, and, if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought, a minimum of ten business days may be required to allow for adequate dissemination and investor response. With respect to a change in price, a minimum ten-business-day period from the date of the change is generally required to allow for adequate dissemination to shareholders. Accordingly, if prior to the Expiration Date, the Dunes decreases the number of Shares being sought, or increases or decreases the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from the date that notice of the increase or decrease is first published, sent or given to holders of Shares, the Dunes will extend the Offer at least until the expiration of such period of ten business days. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Central Time.

      Consummation of the Offer is conditioned upon satisfaction of the conditions set forth in "THE OFFER--8. Conditions to the Offer". The Dunes reserves the right (but is not obligated), in accordance with applicable rules and regulations of the SEC, to waive any or all of those conditions. If, by the Expiration Date, any or all of those conditions have not been satisfied, the Dunes may elect to (a) extend the Offer and, subject to applicable withdrawal rights, retain all tendered Shares until the expiration of the Offer, as extended, subject to the terms of the Offer; or (b) terminate the Offer and not accept for payment any Shares and return all tendered Shares to tendering shareholders. In the event that the Dunes waives any condition set forth in "THE OFFER--8. Conditions to the Offer", the SEC may, if the waiver is deemed to constitute a material change to the information previously provided to the shareholders, require that the Offer remain open for an additional period of time and/or that the Dunes disseminates information concerning such waiver.

      This Offer to Purchase, the applicable Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the security holder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for forwarding to beneficial owners of Shares.

2.    ACCEPTANCE FOR PAYMENT AND PAYMENT

      Upon the terms and subject to the conditions of the Offer (including, if the Dunes extends or amends the Offer, the terms and conditions of the Offer as so extended or amended), the Dunes will purchase, by accepting for payment, and will pay for, all Shares validly tendered and not withdrawn (as permitted under "THE OFFER--4. Withdrawal Rights") prior to the Expiration Date promptly after the Expiration Date if all of the conditions to the Offer set forth in "THE OFFER--8. Conditions to the Offer" have been satisfied or waived on or prior to the Expiration Date.

      In all cases, the Dunes will pay for Shares purchased in the Offer only after timely receipt by the Depositary of (a) certificates representing the
Shares  ("Share Certificates") or timely confirmation  (a   "Book-Entry
Confirmation") of the book-entry transfer of the Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in "THE OFFER--3. Procedures for Accepting the Offer and Tendering Shares"; (b) the appropriate Letter of Transmittal (or a facsimile), properly completed and duly executed, with any required signature guarantees or an Agent's Message (as defined below) in connection with a book-entry transfer; and (c) any other documents that the applicable Letter of Transmittal requires. Accordingly, payment may be made to tendering shareholders at different times. See "THE

OFFER--3. Procedures for Accepting the Offer and Tendering Shares" for a description of the procedure for tendering Shares pursuant to this Offer.

      The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares which are the subject of the Book-Entry Confirmation that the participant has received and agrees to be bound by the terms of the applicable Letter of Transmittal and that we may enforce that agreement against the participant.

      For purposes of the Offer, the Dunes will be deemed to have accepted for payment, and purchased, Shares validly tendered and not withdrawn if, as and when the Dunes gives oral or written notice to the Depositary of acceptance of the Shares for payment pursuant to the Offer. In all cases, upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price for the Shares with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from us and transmitting payment to validly tendering shareholders.

      Under no circumstances will the Dunes pay interest on the Common Stock Offer Price or the Preferred Stock Offer Price for any Shares, regardless of any extension of the Offer or any delay in making such payment.

      If the Dunes does not purchase any tendered Shares pursuant to the Offer for any reason, or if you submit Share Certificates representing more Shares than you wish to tender, the Dunes will return Share Certificates representing unpurchased or untendered Shares, without expense to you (or, in the case of Shares delivered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in "THE OFFER--3. Procedures for Accepting the Offer and Tendering Shares", the Shares will be credited to an account maintained within the Book-Entry Transfer Facility), as promptly as practicable following the expiration, termination or withdrawal of the Offer.

      If, prior to the expiration date, the Dunes increases the price offered to holders of Shares in the Offer, the Dunes will pay the increased price to all holders of Shares that we purchase in the Offer, whether or not the Shares were tendered before the increase in price.

3.    PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES

      To tender Shares pursuant to this Offer, you must deliver before the expiration of this Offer to the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase (1) either (a) the applicable Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees (and any other documents required by the Letter of Transmittal) or (b) an Agent's Message in connection with a book-entry delivery of shares and (2) either (a) the Share Certificates for the tendered Shares must be received by the Depositary at one of such addresses, (b) the Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary or (c) you must comply with the guaranteed delivery procedures described below.

      The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at your option and sole risk, and delivery will be considered made only when the Depositary actually receives the Shares. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, you should allow sufficient time to ensure timely delivery.

      Book-Entry Transfer. The Depositary will make a request to establish an account with respect to the Shares at the Book-Entry Transfer Facility or purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer the Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures. However, although Shares may be delivered through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Depositary must receive the applicable Letter of Transmittal (or facsimile), properly completed and executed, with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents, at one of its addresses set forth on the back cover of this Offer to Purchase on or before the Expiration Date, or you must comply with the guaranteed delivery procedure set forth below. Delivery of documents to the Book-Entry Transfer facility in accordance with the Book-Entry Transfer Facility's procedures does not constitute delivery to the Depositary.

      Signature Guarantees. A bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program (an "Eligible Institution") must guarantee signatures on all Letters of Transmittal, unless the Shares tendered are tendered (a) by a registered holder of Shares who has not completed either the box labeled "Special Payment Instructions" or the box labeled "Special Delivery Instructions" on the Letter of Transmittal or (b) for the account of an Eligible Institution. See Instruction 1 of the Letters of Transmittal.

      If the Share Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made to, or Share Certificates for unpurchased Shares are to be issued or returned to, a person other than the registered holder, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, signed exactly as the name or names of the registered holder or holders appear on the certificates, with the signatures on the certificates or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letters of Transmittal.

      If the Share Certificates are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or facsimile) must accompany each delivery of Share Certificates.

      Guaranteed Delivery. If you want to tender Shares in the Offer and your Share Certificates are not immediately available or time will not permit all required documents to reach the Depositary on or before the Expiration Date or the procedures for book-entry transfer cannot be completed on time, your Shares may nevertheless be tendered if you comply with all of the following guaranteed delivery procedures:

      (a)    your tender is made by or through an Eligible Institution;

      (b) the Depositary receives, as described below, a properly completed and signed Notice of Guaranteed Delivery, substantially in the form made available by us, on or before the Expiration Date; and

      (c) the Depositary receives the Share Certificates (or a Book-Entry Confirmation) representing all tendered Shares, in proper form for transfer together with a properly completed and duly executed Letter of Transmittal (or facsimile), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal within three trading days after the date of execution of the Notice of Guaranteed Delivery.

      You may deliver the Notice of Guaranteed Delivery by hand, mail or facsimile transmission to the Depositary. The Notice of Guaranteed Delivery must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

      Notwithstanding any other provision of the Offer, we will pay for Shares only after the conditions to the Offer have been met and only after timely receipt by the Depositary of Share Certificates for, or of Book-Entry Confirmation with respect to, the Shares, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the appropriate Letter of
Transmittal. Accordingly, payment might not be made to all tendering shareholders at the same time, and will depend upon when the Depositary receives Share Certificates or Book-Entry Confirmation that the Shares have been transferred into the Depositary's account at the Book-Entry Transfer Facility.

      Backup Federal Income Tax Withholding. Under the backup federal income tax withholding laws applicable to certain shareholders (other than certain exempt shareholders, including, among others, all corporations and certain foreign individuals), the Depositary may be required to withhold 31% of the amount of any payments made to those shareholders pursuant to the Offer. To prevent backup federal income tax withholding, you must provide the Depositary with your correct taxpayer identification number and certify that you are not subject to backup federal income tax withholding by completing the Substitute Form W-9 included in the Letters of Transmittal. See Instruction 9 of the Letters of Transmittal.

      Determination of Validity. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Dunes, in its sole discretion, which determination will be final and binding on all parties. The Dunes reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance of or payment for which may, in the opinion of counsel for the Dunes, be unlawful. The Dunes also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in any tender of Shares of any particular shareholder whether or not similar defects or irregularities are waived in the case of other shareholders.

      The Dunes' interpretation of the terms and conditions of the Offer will be final and binding. No tender of Shares will be deemed to have been validly made until all defects and irregularities with respect to the tender have been cured or waived by the Dunes. None of the Dunes nor any of its affiliates or assigns, the Depositary or any other person or entity will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

      Binding Agreement. The Dunes' acceptance for payment of Shares tendered pursuant to any of the procedures described above will constitute a binding agreement between the Dunes and you upon the terms and subject to the conditions of the Offer.

4.    WITHDRAWAL RIGHTS

      Except as described in this Section 4, tenders of Shares made in the Offer are irrevocable. You may withdraw Shares that you have previously tendered in the Offer at any time on or before the Expiration Date.

      If, for any reason, acceptance for payment of any Shares tendered in the Offer is delayed, or the Dunes is unable to accept for payment or pay for Shares tendered in the Offer, then, without prejudice to its rights set forth in this document, the Depositary may, nevertheless, on the Dunes' behalf, retain Shares that you have tendered, and you may not withdraw your Shares except to the extent that you are entitled to and duly exercise withdrawal rights as described in this Section 4. Any such delay will be by an extension of the Offer to the extent required by law.

      In order for your withdrawal to be effective, you must deliver a written or facsimile transmission notice of withdrawal to the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify your name, the number of Shares that you want to withdraw, and (if Share Certificates have been tendered) the name of the registered holder of the Shares as shown on the Share Certificate, if different from your name. If Share Certificates have been delivered or otherwise identified to the Depositary, then prior to the physical release of such certificates, you must submit the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn and an Eligible Institution, as defined in "THE OFFER--3. Procedures for Accepting the Offer and Tendering Shares", must guarantee the signature on the notice of withdrawal, except in the case of Shares tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in "THE OFFER--3. Procedures for Accepting the Offer and Tendering Shares", the notice of withdrawal must also specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Shares, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the first sentence of this paragraph. You may not rescind a withdrawal of Shares. Any Shares that you withdraw will be considered not validly tendered for purposes of the Offer, but you may tender your Shares again at any time before the Expiration Date by following any of the procedures described in "THE OFFER--3. Procedures for Accepting the Offer and Tendering Shares".

      All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Dunes, in its sole discretion, which determination will be final and binding. Neither the Dunes, any of its respective affiliates or assigns, the Depositary or any other person or entity will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5.    PRICE RANGE OF THE SHARES; DIVIDENDS

      The Dunes' Common Shares are traded in the over-the-counter market under the symbol "DUNE". The following table sets forth for the periods indicated the range of the high and low bid quotations for the Dunes' Common Shares as quoted on the OTC Bulletin Board. The reported bid quotations reflect inter-dealer prices, without retail markup, markdown or commissions, and may not necessarily represent actual transactions.

             2000              HIGH               LOW
             ----              ----               ---
         1st Quarter           $1.31             $0.80
         2nd Quarter           $1.00             $0.59
         3rd Quarter           $0.88             $0.63


             1999              HIGH               LOW
             ----              ----               ---
         1st Quarter           $0.25             $0.19
         2nd Quarter           $0.83             $0.21
         3rd Quarter           $0.89             $0.50
         4th Quarter           $0.78             $0.68


             1998              HIGH               LOW
             ----              ----               ---
         1st Quarter           $0.44             $0.25
         2nd Quarter           $0.37             $0.28
         3rd Quarter           $0.32             $0.15
         4th Quarter           $0.19             $0.14

      There is not an established reporting system or trading market for trading in the Preferred Shares. Accordingly, the Board of Directors has determined that there is no practical way to determine the trading history of the Preferred Shares. However, the Dunes believes that trading in the Preferred Shares has been limited and sporadic. See "SPECIAL FACTORS--2.
Purpose and Fairness of the Offer".

      Although the Dunes expects any untendered Shares to continue to be traded after the consummation of the Offer, to the extent that the Shares are traded, the prices of Shares may fluctuate depending on the trading volume and the balance between buy and sell orders. The Dunes believes that the trading market for the Shares that remain outstanding after the Offer will be very limited. See "SPECIAL FACTORS--9. Certain Effects of the Offer--Reduced Liquidity of the Shares".

      The Dunes and its affiliates, including its executive officers and directors, will be prohibited under applicable federal securities law from repurchasing additional Shares outside of the Offer until at least the 10th business day after the Expiration Date. Following such time, if any Shares remain outstanding, the Dunes may purchase additional Shares in the open market, in private transactions, through a subsequent offer, or otherwise, any of which may be consummated at purchase prices higher or lower than that offered in the Offer described in this Offer to Purchase. The decision to repurchase additional Shares, if any, will depend upon many factors, including the market price of the Shares, the results of the Offer, the business and financial position of the Dunes, and general economic and market conditions. Any such repurchase may be on the same terms or on terms more or less favorable to shareholders than the terms of the Offer as described in this Offer to Purchase.

      As of September 27, 2000, there were approximately 1,750 holders of record of the Common Shares and 609 holders of record of the Preferred Shares. Dividends on the Common Shares have not been paid since the second quarter of 1979 and dividends on the Preferred Shares have not been paid since the first quarter of 1982. Dividends accrue on the Preferred Shares at the rate of $7.50 per share per year. The Dunes is in arrears on such Preferred Share dividends in the amount of approximately $143.00 per Preferred Share as of September 30, 2000. There are no accrued dividends on the Common Shares. The Dunes has no present intention to pay dividends on the Shares in the near future.

6. POSSIBLE EFFECTS OF THE OFFER ON THE MARKET FOR THE SHARES AND EXCHANGE ACT REGISTRATION

      The purchase of the Shares pursuant to the Offer will reduce the number of Shares that might otherwise be traded and the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public and have other consequences with respect to the Exchange Act registration of the Shares. See "SPECIAL FACTORS--9. Certain Effects of the Offer" and "THE OFFER--Conditions to the Offer".

7.    CERTAIN INFORMATION CONCERNING THE DUNES

      General. The Dunes is a New York corporation with its principal executive offices located at 4600 Northgate Boulevard, Suite 130, Sacramento, CA 95834 and the phone number is 916-292-2295.

      Directors and Executive Officers. Each of the persons named below was elected to serve as a member of the Dunes' Board of Directors until the 2001 Annual Meeting of Stockholders and until his successor has been duly elected and qualified. The names of the current directors and certain information about them, as of October 31, 2000, are set forth below.

                                                                  Director
            Name           Age          Position                    Since
            ----           ---          --------                    -----

      Steve K. Miller       51     President and Director         April 2000
      D. Cary Peaden        45     Vice President and Director    April 2000
      James Herfurth        58     Director                       April 2000
      James G. Steckart     51     Director                       April 2000
      Paul H. Viets         67     Director                       April 2000


      Mr. Miller was elected a director and President of the Dunes in April 2000. Mr. Miller has been employed by General Financial Services, Inc. since 1988 and as President since 1995. He earlier served as president and has continually served as Chairman of the Board of Directors since its founding. General Financial Services is primarily engaged in the investment and redevelopment of distressed real estate assets. He also owns several companies operated in conjunction with General Financial engaged in real estate investment, agricultural, hotel ownership and aviation. Mr. Miller is president and owns fifty percent of the stock of Milmo, Inc. which invests in real estate and owns a hotel in Branson, Missouri. Prior to founding General Financial, Mr. Miller owned and operated John Deere agricultural equipment dealerships. Mr. Miller received his B.A. in Accounting and Finance from Southwestern Oklahoma State University.

      Mr. Peaden was elected a Director, Secretary and Treasurer of the Dunes in April 2000. Mr. Peaden has been employed by General Financial Services, Inc. since 1989 and as Vice President for the last five years. Mr. Peaden attended and studied business administration at Wichita State University.

      Mr. Herfurth was elected a Director of the Dunes in April 2000. Mr. Herfurth has practiced law in California since 1977. He is a member of the Board of Directors of Valley Solar Systems, Inc., a corporation doing business in energy conservation, and is the President and a Director of FCW, Inc., a corporation engaged in the purchase of consumer loans. Mr. Herfurth owns and operates commercial, industrial and residential properties. He is a graduate of the College of the Sequoias and Humphreys College of Law.

      Mr. Steckart was elected a Director of the Dunes in April 2000. Since January 1999, Mr. Steckart has been the President of PXC, LLC., a Washington state based financial services company. Prior to joining PXC, Mr. Steckart served as Chief Executive Officer and President of Home Choice, Inc., Dallas, Texas, a publicly traded home furnishings and electronics leasing company from May 1998 to January 1999 and Chief Operating Officer from February 1998 to January 1999. From 1996 to October 1997, he was the President of Alameda Management Company, a business engaged in the development, management and ownership of inn-type motels. Mr. Steckart was employed by Advantage Companies, Inc., a publicly traded franchisee of Rent-A-Center, first as Vice President of Operations from 1991 to 1993 and then as President from 1993 to 1996.

      Mr. Viets was elected a Director of the Dunes in April 2000. Mr. Viets is Chairman of the Board of Directors of Commerce Bank of Independence, Kansas. Prior to that he served as Chairman, President and Director of Citizens National Bank which he and his partners sold to Commerce Bankshares, Inc., St. Louis, Missouri. Mr. Viets is also a partner in Vico Rentals, L.C. a real estate development company unrelated to General Financial. Mr. Viets is a business graduate of the University of Kansas.

      Mr. Miller and Mr. Peaden are the only executive officers of the Dunes.

      During the last five years, to the best knowledge of the Dunes, none of the persons listed above have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

      Available Information. The Dunes is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as
of  certain  dates   concerning  the  Dunes'   directors and officers,  their
remuneration, stock options granted to them, the principal holders of the Dunes' securities and any material interest of such persons in transactions with the Dunes is required to be disclosed in proxy statements distributed to the Dunes' shareholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference facilities maintained by the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection at the SEC's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may also be obtained (i) by mail, upon payment of the SEC's customary fees, by writing to its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, or (ii) at the SEC's world-wide web site at www.sec.gov.

      Historical Financial Information. The audited financial statements set forth on pages F-2 through F-20 of the Dunes' Form 10-KSB for the fiscal year ended December 31, 1999 and the unaudited financial statements in the Dunes' Form 10-QSB for the fiscal quarters ended March 31, 2000 and June 30, 2000 are hereby incorporated by reference into this Offer to Purchase. Such reports, documents and other financial information may be inspected and copies may be obtained from the SEC in the manner set forth above.

8.    CONDITIONS TO THE OFFER

      Notwithstanding any other term of the Offer, the Dunes will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to the Dunes' obligation to pay for or return tendered Shares after the termination or withdrawal of the Offer), pay for any Shares not theretofore accepted for payment or paid for, and may terminate or amend the Offer, if:

      (1) after giving effect to the purchase by the Dunes of all Shares tendered in the Offer, there would be 300 or more holders of record of either the Preferred Shares or the Common Shares. This condition applies only to the Offer to acquire Common Shares and does not apply to the Offer to acquire Preferred Shares;

      (2) there will be pending or overtly threatened any suit, action or proceeding brought by or on behalf of any governmental entity, or any suit, action or proceeding brought by or on behalf of any shareholder of the Dunes or any other person or party (A) challenging the acquisition of any Shares pursuant to the Offer, seeking to restrain or prohibit the making or consummation of the Offer, or alleging that any such acquisition or other transaction relates to, involves or constitutes a breach of fiduciary duty by the Dunes' directors or a violation of federal securities law or applicable corporate law or (B) seeking to impose a material condition to the Offer which would be adverse to the Dunes' shareholders;

      (3) there will be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable to the Offer or any other action will be taken by any governmental entity or court, that is reasonably likely to result, in any of the consequences referred to in clauses (A) and
             (B) of paragraph (2) above;


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


      (4) there will have occurred (A) any general suspension of, shortening of hours for or limitation on prices for trading in securities in the over-the-counter market (whether or not mandatory), (B) any significant adverse change in the price of the Shares or in the United States' securities or financial markets, (C) a significant impairment in the trading market for equity securities,
             (D) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (E) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States and having a material adverse effect on the Dunes or materially adversely affecting (or materially delaying) the consummation of the Offer, (F) any limitation or proposed limitation (whether or not mandatory) by any U.S. governmental authority or agency, or any other event, that materially adversely affects generally the extension of credit
             by  banks  or  other   financial institutions, or (G) in the case
             of any of the situations described in clauses (A) through (F) inclusive existing at the date of commencement of the Offer, a material escalation or worsening thereof; or

      (5) there will have occurred or be likely to occur any event or series of events that, in the sole judgment of the Dunes, would or might prohibit, prevent, restrict or delay consummation of the Offer or that will, or is reasonably likely to, impair the contemplated benefits to the Dunes of the Offer, or otherwise result in the consummation of the Offer not being or not being reasonably likely to be in the best interest of the Dunes;

which, in the reasonable judgment of the Dunes, in the case of (2), (3), (4) or (5), and regardless of the circumstances giving rise to any such condition, makes it inadvisable to proceed with the Offer or with such acceptance for payment or payment for Shares.

      The foregoing conditions are for the sole benefit of the Dunes and its affiliates and may be asserted by the Dunes regardless of the circumstances giving rise to such condition or may be waived by the Dunes in whole or in part at any time and from time to time in its sole discretion. If any condition to the Offer is not satisfied or waived by the Dunes prior to the Expiration Date, the Dunes reserves the right (but shall not be obligated), subject to applicable law, (i) to terminate the Offer and return the tendered Shares to the tenderingshareholders; (ii) to waive all unsatisfied conditions and accept for payment and purchase all Shares that are validly tendered (and not withdrawn) prior tothe Expiration Date; (iii) to extend the Offer and retain the Shares that have been tendered during the period for which the Offer is extended; or (iv) to amend the Offer. The failure by the Dunes at any time to exercise any of the foregoing rights will not be deemed a waiver of or otherwise affect any other rights and each such right will be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Dunes concerning the events described above will be final and binding upon all parties.

      The Dunes acknowledges that the SEC believes that (a) if the Dunes is delayed in accepting the Shares it must either extend the Offer or terminate the Offer and promptly return the Shares and (b) the circumstances in which a delay in payment is permitted are limited and do not include unsatisfied conditions of the Offer.

9.    LEGAL MATTERS

      The Dunes is not aware of any license or regulatory permit that appears to be material to the business of the Dunes and that might be adversely affected by the Dunes' acquisition of Shares pursuant to the Offer, or of any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required for the acquisition or ownership of Shares by the Dunes pursuant to the Offer. Should any such approval or other action be required, it is presently contemplated that such approval or action would be sought and if such approval could not be obtained in a timely manner, the Offer would be terminated.

10.   FEES AND EXPENSES

      Except as otherwise provided herein, all fees and expenses incurred in connection with the Offer will be paid by the party incurring such fees and expenses, except that the Dunes will pay for all fees and expenses relating to the filing, printing and mailing of the documents in connection with the Offer.

      Estimated fees and expenses to be incurred by the Dunes in connection withthe Offer, are as follows:

      Depositary Fees......................................     $20,000
      Legal, Accounting and Other Professional Fees........      25,000
      Printing and Mailing Costs ..........................       7,500
      SEC Filing Fees......................................       1,077
      Miscellaneous........................................       5,000
                                                                -------
             Total.........................................     $58,577
                                                                =======

      Directors, officers and regular employees of the Dunes and its affiliates (who will not be specifically compensated for such services) may contact shareholders by mail, telephone, telex, telegram messages, mailgram messages, datagram messages and personal interviews regarding the Offer and may request brokers, dealers and other nominees to forward this Offer to Purchase and related materials to beneficial owners of Shares. The Dunes will reimburse its affiliates for the time that the employees of such affiliates spend performing such services.

      Except as set forth above, neither the Dunes nor any person acting on its behalf has employed, retained or compensated any person or class of persons to make solicitations or recommendations on its behalf with respect to the Offer.

11.   MISCELLANEOUS

      The Depositary for the Offer is ChaseMellon Shareholder Services. All deliveries, correspondence and questions sent or presented to the Depositary relating to the Offer should be directed to the address or telephone number set forth on the back cover of this Offer to Purchase. The Dunes will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for reasonable out-of-pocket expenses.

      Depositary does not assume any responsibility for the accuracy or completeness of the information concerning the Dunes or its affiliates contained in this Offer to Purchase or for any failure by the Dunes to disclose events that may have occurred and may affect the significance or accuracy of such information.

      Brokers, dealers, commercial banks and trust companies will be reimbursed by the Dunes for customary mailing and handling expenses incurred by them in forwarding material to their customers. The Dunes will not pay any fees or commissions to any broker, dealer or other person in connection with the solicitation of tenders of Shares pursuant to the Offer.

      We are not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, we will make a good faith effort to comply with that state statute. If, after a good faith effort, we cannot comply with the state statute, we will not make the Offer to, nor will we accept tenders from or on behalf of, the holders of Shares in that state.

      We have filed with the SEC a Tender Offer Statement on Schedule TO together with exhibits, furnishing certain additional information with respect to the Offer, and may file amendments to our Schedule TO. The Schedule TO and any exhibits or amendments may be examined and copies may be obtained from the SEC in the same manner as described in "THE OFFER--7. Certain Information Concerning the Dunes" with respect to information concerning the Dunes except that copies will not be available at the regional offices of the SEC.

      We have not authorized any person to give any information or to make any representation on behalf of the Dunes not contained in this Offer to Purchase or in the Letters of Transmittal and, if given or made, you should not rely on any such information or representation as having been authorized.

      Neither the delivery of this Offer to Purchase nor any purchase pursuant to the Offer will under any circumstances create any implication that there has been no change in the affairs of the Dunes since the date as of which information is furnished or the date of this Offer to Purchase.


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      FACSIMILE COPIES OF LETTERS OF TRANSMITTAL, PROPERLY COMPLETED AND DULY
EXECUTED, WILL BE ACCEPTED. THE APPROPRIATE LETTER OF TRANSMITTAL, CERTIFICATES FOR SHARES AND ANY OTHER REQUIRED DOCUMENTS SHOULD BE SENT OR DELIVERED BY YOU OR YOUR BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE TO THE DEPOSITARY AT ONE OF ITS ADDRESSES SET FORTH BELOW:



                        THE DEPOSITARY FOR THE OFFER IS:


[OBJECT OMITTED]

                    ChaseMellon Shareholder Services, L.L.C.

   By First Class Mail:           By Hand:               By Overnight Company:

Reorganization Department  Reorganization Department   Reorganization Department
     P.O. Box 3301              120 Broadway              82 Challenger Road
South Hackensack, NJ 07606       13th Floor                 Mail Stop-Reorg
                             New York, NY 10271        Ridgefield Park, NJ 07660

                  Facsimile (for eligible institutions only):
                                 (201) 296-4293

                      Confirm Facsimile by telephone ONLY:
                                 (201) 296-4860


YOU MAY DIRECT QUESTIONS AND REQUESTS FOR ASSISTANCE TO THE DUNES AT THE TELEPHONE NUMBER AND ADDRESS SET FORTH BELOW. YOU MAY OBTAIN ADDITIONAL COPIES OF THIS OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL, THE NOTICE OF GUARANTEED DELIVERY AND OTHER TENDER OFFER MATERIALS FROM THE DUNES AS SET FORTH BELOW AND THEY WILL BE FURNISHED PROMPTLY AT OUR EXPENSE. YOU MAY ALSO CONTACT YOUR BROKER, DEALER, COMMERCIAL BANK, TRUST COPMANY OR OTHER NOMINEE FOR ASSISTANCE CONCERNING THE OFFER.

                              Thomas Steele
                              8441 E. 32nd Street N.
                              Suite 200
                              Wichita, Kansas 67226
                              (316) 636-1070, Ex. 28